Exhibit 99.1

In Latest Debt Reduction Moves, Company Completes Second Lien Note Exchanges To Further Reduce Debt by a total of $2.4 Million

Los Angeles, January 25, 2021 – Cinedigm Corp. (NASDAQ: CIDM) announced today that it has exchanged certain of its outstanding second lien notes for newly-issued shares of its common stock. On January 21, 2021, Cinedigm issued 1,247,626 shares of common stock to a holder of $1,289,650.37 principal amount of second lien notes, which notes were immediately cancelled.

In two separate exchanges with another holder of second lien notes, on January 14, 2021 and January 21, 2021, the Company issued 689,500 shares and 580,448 shares of common stock in exchange for $500,000 and $600,000 principal amount, respectively, of second lien notes, which notes were immediately cancelled.

As a result of those exchanges, which reduced debt by a total of $2.4 million, the remaining second lien note balance is now approximately $3.7 million, down $7.6 million, or 68%, from the original $11.3 million second lien note balance following Cinedigm’s aggressive ongoing efforts to reduce debt and interest costs.

This reduction in second lien loans is the latest step in Cinedigm’s initiative to dramatically reduce its debt and interest expense. Since December 31, 2019, the Company has reduced overall debt by $31.3 million, or 61%. Over this period, the Company converted $15 million in convertible notes to equity at $1.50 per share, reduced second lien loans from $8.1 million to $3.7 million, a 55% or $4.5 million reduction, reduced our asset-based revolving loan by $13.5 million, or 85%, to $2.4 million, and reduced non-recourse legacy cinema equipment business debt by $523 thousand to a current balance of $12 million.

“We continue to focus on efforts to reduce our debt and reduce our annual interest expenses. This successful reduction in our second lien note balance further strengthens our balance sheet and supports our recently announced streaming rollup strategy,” said Gary Loffredo, Cinedigm’s President and Chief Operating Officer. “We will continue to aggressively seek more opportunities to further reduce our second lien and other debt balances.”

ABOUT CINEDIGM

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn (https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information. For more information, visit http://www.cinedigm.com.

Press Contact for CIDM:

Jill Calcaterra

310-466-5135

jcalcaterra@cinedigm.com